Exhibit 10.1

                     Mid-Wisconsin Financial Services, Inc.
               Incentive Compensation Plan for Executive Officers

      The Incentive Compensation Plan for Executive Officers provides that 80% of the maximum award for each participant will be based on the achievement by the Company of targeted levels of consolidated net income and return on average equity, with the remaining 20% of the maximum award dependent upon the achievement of personal objectives that are directly related to the specific duties and job responsibilities of the individual executive. No participant shall be entitled to an award unless the Targeted level of earnings is achieved. The Board of Directors has discretion to award participants' payment under this Plan if Targeted levels of earnings and return on equity are not achieved.

      Incentive income based upon consolidated net income and return on average equity can be earned based on the following performance criteria:

                      Consolidated Net Income**
                      as % of Targeted Consolidated Net Income
ROE* As % of
Targeted ROE    90%    92%    96%    100%    104%    108%    110%
    93%          0      0      0      20      25      40      50

    95%          0      0      0      30      35      47      60

    97%          0      0     10      40      45      53      70

   100%          0      0     20      50      55      60      80

   104%          0     10     30      52      60      68      90

   108%          0     20     40      55      65      76     100

   110%          0     30     50      60      75      86     100

              *Return on average equity
              **Consolidated net income amount includes expense associated with the plan

      The Board has the discretion to set the Targeted level of earnings at an amount equal to or greater than the budgeted level of consolidated net income and return on equity for a given year. Also, the Board has discretion to include or exclude certain transactions from the calculations.

      The following table sets forth the range of incentive compensation, expressed as a percentage of base salary that can be earned under the plan.

Potential Award as a Percentage of Base Salary
                              Threshold*       Target              Maximum
President and CEO                9.0%            25%                 50%
Principal Financial Officer      7.2%            20%                 40%
Secretary                        6.3%          17.5%                 35%
Vice President                   4.5%          12.5%                 25%

* Assumes achievement of 50% of personal objectives and achievement of base financial performance objectives.